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                                  EXHIBIT 10.7

                                [MICHAEL BLUMBERG
                              EMPLOYMENT AGREEMENT

TWEETER HOME ENTERTAINMENT GROUP, INC., a Delaware corporation, whose principal place of business is 10 Pequot Way, Canton, Massachusetts 02021 ("Employer" or "Tweeter"), and Michael Blumberg, whose address is 1761 SW 53 Avenue, Plantation, Florida 33317 ("Employee"), in consideration of the mutual promises made herein, hereby agree to enter into this Employment Agreement (this "Agreement") as follows:

                                   ARTICLE 1.
                           TERM OF EMPLOYMENT; DUTIES

      1.01. TERM OF EMPLOYMENT. Employer hereby employs Employee and Employee hereby accepts employment with Employer for the period beginning on August 1, 2001, and ending on September 30, 2002, unless earlier terminated pursuant to this Agreement. As used herein the phrase "employment term" refers to the entire period of employment of Employee by Employer hereunder, whether for the periods provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between Employer and Employee.

      1.02. GENERAL DUTIES. Employee shall serve as an Executive Vice President of Sound Advice, Inc. In such capacity, Employee shall report to Employer's President, and shall do and perform all services, acts, or things as reasonably directed by said President or as directed by Tweeter's Board of Directors (the "Tweeter Board"), in each case consistent with such title.

      1.03. NON-COMPETITION AND NON-DISCLOSURE. Employer and Employee are simultaneously herewith executing and delivering a Noncompetition, Nondisclosure and Nonsolicitation Agreement. Employee acknowledges that Employer would not enter into this Agreement but for such execution and delivery of such Noncompetition, Nondisclosure and Nonsolicitation Agreement.

                                   ARTICLE 2.
                            COMPENSATION OF EMPLOYEE

      2.01. CASH COMPENSATION

            (a) Annual Salary. As compensation for the services to be performed hereunder, Employee shall receive a salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000.00) per annum, payable in equal installments on a monthly basis. Employee's salary shall be payable in accordance with Employer's payroll payment policies during his employment term.

            (b) Signing Bonus. As special consideration for accepting employment with Employer, Employer shall pay to Employee upon the execution of this Agreement a signing bonus in the amount of Fifty Thousand Dollars ($50,000.00).
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            (c)   Non-Competition Payment. As additional consideration for
Employee's obligation under the Noncompetition, Nondisclosure and Nonsolicitation Agreement referred to in Section 1.03, Employer shall pay to Employee upon the execution of this Agreement Seven Hundred Twenty-Five Thousand Dollars ($725,000.00). Employer shall make the payments referred to in Sections 2.01(b) and (c) hereof to Employee by wire transfer on even date herewith to an account and pursuant to routing instructions specified in advance in writing by Employee.

      2.02. BENEFITS. Employee shall be eligible to receive such benefits, and to participate in such bonus or incentive plans (including Tweeter's Executive Bonus Plan), as are generally made available to other senior executives of Employer and such other benefits, if any, as may be specifically provided to Employee as determined by Employer or its Compensation Committee from time to time in their sole and absolute discretion.

      2.03. STOCK OPTIONS. Employee acknowledges that he has received an option under Employer's 1998 Stock Option and Incentive Plan to purchase an aggregate of 20,000 shares of Employer's common stock pursuant to the terms of a Stock Option Agreement of even date herewith.

                                   ARTICLE 3.
                            TERMINATION OF EMPLOYMENT

      3.01. TERMINATION EVENTS.

            (a) Termination Upon Death or Disability. Employee's death shall terminate his employment by Employer effective as of the date thereof. In addition, if Employee becomes physically or mentally incapacitated or is injured so that he is unable to perform the services required of him under this Agreement and such inability to perform continues for a period in excess of one hundred eight (180) days during any twelve month period (whether such disability is continuous or discontinuous during such twelve month period), Employer may terminate his employment under this Agreement at any time thereafter upon written notice to Employee, provided, however, that such disability is continuing at the time of such termination notice.

            (b)   Termination For Cause or With or Without Good Reason.

                  (i) Cause. Employer may terminate Employee's employment at any time for Cause immediately upon written notice to Employee. The term "Cause" shall mean (1) gross negligence or willful misconduct in connection with the performance of Employee's material duties under this Agreement, (2) a breach by Employee of any of his material duties assigned to him consistent with Section
1.02 hereof by the President of Tweeter or the Tweeter Board (other than by reason of physical or mental illness) and Employee's failure to cure such breach within thirty (30) days of written notice thereof, (3) a breach by Employee of his obligations under the Noncompetition, Nondisclosure and Nonsolicitation Agreement referred to above, (4) conduct by Employee against the material best interests of Tweeter or a material act of common law fraud by Employee against Tweeter or its affiliates or its or their employees, or (5) conviction of or pleading nolo contendere to a felony.
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                  (ii)  Termination With Good Reason. Employee may terminate his employment under this Agreement with Good Reason upon at least thirty (30) days written notice to the President of Tweeter. Employee shall have "Good Reason" upon, and the term "Good Reason" shall mean, the occurrence of any of the following: (i) Tweeter requiring Employee to relocate (except for short term travel reasonably required in the performance of Employee's responsibilities),
(ii) breach by Tweeter of any of its material obligations under this Agreement and failure by Tweeter to cure such breach within thirty (30) days of notice thereof, or (iii) Tweeter degrading Employee's title from "Executive Vice President of Sound Advice, Inc." or requiring Employee to perform services materially inconsistent with such position.

                  (iii) Termination Without Good Reason. Employee may terminate his obligations under this Agreement without Good Reason by giving Employer at least three (3) months notice in advance. Employer may terminate its obligations under this Agreement without Good Reason by giving Employee at least three (3) months notice in advance.

      3.02  OBLIGATIONS OF EMPLOYER FOLLOWING TERMINATION.

            (a) Termination by Employer Without Cause or by Employee for Good Reason. Upon termination of Employee's employment by Employee for Good Reason, or by Employer for any reason other than for Cause, death or disability, Employer shall pay to Employee "Severance Pay" equal to the greater of (a) his salary to the first anniversary hereof and (b) $250,000, payable in either case by wire transfer on the effective date of such termination to an account and pursuant to the instructions referred to in Section 2.01 hereof or to such other account and pursuant to such other routing instructions as Employee shall have previously provided to Employer in writing.

            (b) Termination by Death or Disability, for Cause or by Employee Without Good Reason. In the event of a termination of employment by reason of Employee's death or disability as described in Section 3.01(a), for Cause or by Employee without Good Reason, Employee (or in the case of death, his estate or other successors in interest) shall be entitled to receive any salary and benefits earned by or accrued to Employee and unpaid at the date of termination, but shall not receive any further salary, bonuses, benefits (other than any death or disability benefits to which Employee then shall be entitled) or other compensation hereunder, and without limiting the foregoing, in such event, (i) Employee shall receive no Severance Pay, (ii) vesting of all previously unvested stock options and restricted stock shall cease upon termination of employment notwithstanding anything to the contrary contained in any related stock option agreement or other document (other than as contemplated by Section 3 of the Stock Option Agreement dated the date hereof between Employer and Employee), and
(iii) Employee shall receive no payments in respect of unvested accrued benefits under any long or short-term incentive plan or retirement plan. The foregoing clauses (i) through (iii) shall also apply if Employee's employment terminates due to expiration of this Agreement, or of a renewal term of this Agreement, without further renewal.
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                                   ARTICLE 4.
                               GENERAL PROVISIONS

      4.01. NOTICES. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested to such other party at the address first set forth above.

      4.02 ENTIRE AGREEMENT. This Agreement, together with the Stock Option Agreement and the Noncompetition, Nondisclosure and Nonsolicitation Agreement, each of even date herewith, supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and Sound Advice, Inc. (including, without limitation, the Employment Agreement, dated as of June 30, 1986, as amended, between Sound Advice, Inc. and Employee) and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever.

      4.03. LAW GOVERNING AGREEMENT. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles.

      4.04. ASSIGNMENT. This Agreement may be assigned by Employer but not by Employee.

                         [Signatures begin on next page]
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      Executed on August 1, 2001 at Ft. Lauderdale, Florida.


                                        EMPLOYER:

                                        TWEETER HOME ENTERTAINMENT GROUP, INC.


                                        By: /s/ Joseph McGuire
                                            ------------------
                                           Name:  Joseph McGuire
                                           Title: CFO


                                        EMPLOYEE


                                        /s/ Michael Blumberg
                                        --------------------
                                            Michael Blumberg